OFFICE LEASE

THIS LEASE is made and entered into as of the 18th day of October, 2006, by and between DH Realty, LLC, an Indiana limited liability company (“Landlord”), and CTI Group (Holdings), Inc., a Delaware corporation (“Tenant”).

ARTICLE I
DEMISE

Subject to and upon the terms, covenants, conditions and provisions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord hereby leases, demises and lets to Tenant, and Tenant hereby leases from Landlord, the Leased Premises (as hereinafter defined).

SECTION 1.01. PREPARATION OF LEASED PREMISES. Landlord agrees to perform and complete the work required for preparation of the Leased Premises for Tenant’s occupancy as set forth in Landlord’s and Tenant’s Work Letter (“Work Letter”) attached hereto and hereby made a part hereof and marked as Exhibit A. Landlord shall complete all such work prior to the stated Commencement Date of the Term subject to events and delays beyond its reasonable control. Landlord shall contribute an amount not to exceed Two Hundred Thousand Dollars and No Cents ($200,000.00) (the “Tenant Improvement Allowance”) toward such work as described in Exhibit A; provided, however, Tenant may use up to Fifty Thousand Dollars ($50,000) of the Tenant Improvement Allowance for improvements at its discretion. In the event the work required by Tenant is performed for less than the allowance, Landlord shall be entitled to benefit by the extent of any savings. In the event the work required by Tenant is more than the stated allowance, then Tenant shall bear any such excess cost. Landlord shall keep Tenant advised of the status of completion and anticipated completion of such work. Landlord shall notify Tenant when the work to be performed by Landlord is substantially completed.

ARTICLE II
DEFINITIONS

The following terms shall have the following meanings:

(a) Building: 333 North Alabama Street, Indianapolis, Indiana.

(b) Leased Premises: Suite 240, designated on the plan attached hereto as Exhibit B and by this reference incorporated herein, and containing approximately 15,000 rentable square feet. This Lease shall be deemed and construed to constitute a lease in gross, and Rental shall not be increased or decreased if the actual rentable square footage of the Leased Premises is greater or less than that in the parties’ contemplation as set forth above.

(c) Term: Seven (7) Years; Three (3) Months

(d) Commencement Date: December 1, 2006, or as set by execution of the Declaration of Commencement of Lease.

(e) Expiration Date: February 28, 2014 or as adjusted by execution of the Declaration of Commencement of Lease.

(f) Tenant’s Customary Business: general office.

(g) Basic Operating Cost: Actual Operating Cost (as hereinafter defined) for calendar year 2006, equitably adjusted upward to reflect the amount that Operating Cost would have been, in Landlord’s reasonable estimate, had occupancy of the office portion of the Building been 100% throughout such calendar year. Within ninety (90) days after the end of such calendar year, the parties shall execute an addendum hereto specifying Basic Operating Cost.

(h) Tenant’s Proportionate Share: The Leased Premises constitute (i) 24.647% of the total rentable square footage of the office portion of the Project for purposes of assessing Excess Operating Cost (as hereinafter defined) pursuant to Section 5.03, and (ii) 8.36% of the total rentable square footage of the Project for purposes of assessing Impositions (as hereinafter defined) pursuant to Section 5.05.

(i) Security Deposit: N/A.

(j) Project: Lockerbie Marketplace consisting of the real estate and improvements thereon located at 333 North Alabama, 303 North Alabama, 324 East New York Street, 350 and 310 East New York Street and the parking lot at 401 North New Jersey Street, Indianapolis, Indiana.

ARTICLE III
TERM

SECTION 3.01. TERM. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum, hereto, this Lease shall continue in force for a term (the “Term”) beginning on the Commencement Date and ending on the Expiration Date. In the event that the Leased Premises should not be ready for occupancy by the Commencement Date for any reason, including holding over by a prior tenant or the failure to complete Landlord’s portion of the work of preparation of the Leased Premises for occupancy, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason, thereof, and the Term of this Lease shall be for the same number of months as set forth in Article II above but the commencement shall be effective only from the time that Landlord’s work in preparation of the Leased premises for occupancy by Tenant has been substantially completed in accordance with the terms and conditions set forth herein. Should the Term of this Lease commence on a date other than that specified in Article II, Landlord and Tenant will, at the request of either, execute a declaration specifying the revised Commencement Date and Expiration Date of the Term of this Lease. In such event, rental under this Lease shall not commence until said revised Commencement Date, the Term of this lease shall thereupon commence, and the Expiration Date shall be extended so as to give effect to the full stated term. If, as a result of the Commencement Date being other than the first day of a month, this Lease would expire on a day other than the last day of a month, the length of the Term shall be extended through the last day of that month.

SECTION 3.02. OPTION TO EXTEND. Tenant shall have the option (“Extension Option”) to extend the Initial Term for one (1) period of five (5) years (“Extension Period”) upon fulfillment of all the following terms and conditions:

(a) Written notice is given by Tenant to Landlord not later than one hundred eighty (180) days prior to the expiration of the Initial Term that Tenant elects to exercise such Extension Option; and

(b) Tenant is not, at the time of exercise of such Extension Option, in default under any term or condition hereof and there have been no more than two (2) Events of Default during the Term of the Lease; and

(c) This Lease has not been terminated during the Initial Term; and

(d) The Basic Rent and the Basic Operating Cost for the Extension Period shall be at the then current market rate for comparable tenants in comparable buildings in downtown Indianapolis

The Initial Term and the Extension Period, if any, are collectively referred to herein as the “Term.”

ARTICLE IV
USE AND OCCUPANCY

SECTION 4.01. USE. The Leased Premises shall be used and occupied by Tenant solely for the purpose of conducting Tenant’s Customary Business, and for no other purpose.

SECTION 4.02. CARE OF LEASED PREMISES. Tenant shall not commit or allow to be committed any waste or damage on any portion of the Leased Premises. Tenant shall not occupy or use, or permit to be occupied or used, any portion of the Leased Premises for any business or purpose that is unlawful, disreputable, or deemed to be extra-hazardous on account of fire or other casualty, or would increase the cost of fire and extended coverage insurance coverage on the Building and/or its contents. Except for Tenant’s data room, Tenant shall not place any object in any part of the Leased Premises that would place a load on the floor of the Leased Premises in excess of seventy (70) pounds per square foot without prior approval by Landlord or an engineer designated by Landlord of placement of such object. Landlord shall have the right to have a floor load analysis made at any time. If such analysis indicates such limitation has been exceeded, Tenant shall immediately take such action as may be required to eliminate such overloading, and shall reimburse Landlord for the expense incurred in completing such load analysis and for any damage caused by such overloading.

SECTION 4.03. LAWS AND REGULATIONS; RULES OF BUILDING. Tenant shall, at its sole cost, comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal, or promulgated by other agencies or bodies having jurisdiction over Tenant’s Customary Business and the Leased Premises), and all insurance requirements, relating to use, condition or occupancy of the Leased Premises, except that, subject to the provisions of Section 5.03(i), Landlord shall be responsible for any changes required to comply with such regulations unless the need therefor arises because of Tenant’s manner of use of the Leased Premises and would not occur in the event of other general office usage. Tenant shall comply with the rules of the Building adopted by Landlord from time to time (including those attached hereto as Exhibit C and by this reference incorporated herein) for safety, care and cleanliness of the Leased Premises and the Building, and preservation of good order therein, all of which shall be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant. Landlord shall not be held responsible or liable for any other tenant’s failure to observe any rule of the Building or any other provision of its lease.

SECTION 4.04. NUISANCE. Tenant shall conduct its business, and control its agents, contractors, employees, invitees and visitors, in such manner as not to create any nuisance, or interfere with, annoy or disturb Landlord, in its operation of the Building, or any other tenant.

ARTICLE V
RENT

SECTION 5.01. COMPONENTS OF RENT. Tenant shall pay Landlord as rent for the Leased Premises an amount comprising the aggregate of the components of rent hereinafter identified and defined as Basic Rent, and Tenant’s Proportionate Share of Excess Operating Cost and Impositions. The aggregate of all such components is referred to herein as “Rental.” Rental shall commence to be due and payable on the Commencement Date. Tenant shall pay Rental in monthly installments during the Term. Rental for each calendar month during the Term shall be due and payable on the first (1st) day of such calendar month. Tenant shall pay Rental to Landlord c/o Colliers Turley Martin Tucker, Managing Agent, 1300 One American Square, Indianapolis, IN 46282, or at such other location as Landlord may designate from time to time, without demand, and without any deduction, abatement, counterclaim or setoff. In the event of a partial calendar month at the end of the Term, Rental, and any other charges or costs payable by Tenant, shall be prorated on the basis of a thirty (30) day month. Any Rental not paid by the due date shall bear a delinquency service charge for each calendar month or portion thereof during which such delinquency exists equal to five percent (5%) of such delinquent payment. All Rental and other charges payable by Tenant pursuant hereto shall be payable in lawful money of the United States, without relief from valuation and appraisement laws.

SECTION 5.02. BASIC RENT. Tenant shall pay Landlord basic rent (“Basic Rent”) as per the following schedule:

	Rentable	Rate	Monthly
Lease Period	Sq. Ft.	PRSF	Basic Rent
12/01/06 — 02/28/07	15,000		No Basic Rent Due

03/01/07 – 02/29/08	15,000	$15.25	$20,245.65

03/01/08 – 02/28/09	15,000	$15.75	$20,909.44

03/01/09 – 02/28/10	15,000	$16.25	$21,573.23

03/01/10 – 02/28/11	15,000	$16.75	$22,237.02

03/01/11 – 02/29/12	15,000	$17.25	$22,900.81

03/01/12 – 02/28/13	15,000	$17.75	$23,564.60

03/01/13 – 02/28/14	15,000	$18.25	$24,228.40

SECTION 5.03. EXCESS OPERATING COST. Tenant shall pay Landlord each calendar year Tenant’s Proportionate Share of the amount by which Operating Cost for that calendar year exceeds Basic Operating Cost (“Excess Operating Cost”). “Operating Cost” shall comprise all costs and expenses (except specific costs separately billed to, and paid or reimbursed by, specific tenants) of every kind and nature Landlord shall pay or become obligated to pay because of or in connection with ownership and operation of the Land (as hereinafter defined) and the office portion of the Building, as determined on an accrual basis and in accordance with generally accepted accounting principles consistently applied, including, but not limited to, the following:

(a) Wages, salaries, fringe benefit costs, payroll taxes, unemployment compensation payments, workers’ compensation insurance premiums and other related expenses of all on-site and off-site employees engaged in operation, administration, maintenance and security of the Land and the Building; costs of Building employee uniforms and cleaning thereof; fair rental value of a management office in the Building; and management fees payable by Landlord (except brokerage commissions for leasing) if management of the Land and the Building is contracted to a third party;

(b) All labor, supplies and materials used in operation, cleaning and maintenance of the Land, the Building, and machinery and equipment therein;

(c) Cost of utilities, including water and power, heating, lighting, air conditioning and ventilating the entire Building (including all common and service areas), fuel adjustment charges, sewer use charges and any utility taxes;

(d) Cost of all management, maintenance and service agreements for the Land, the Building, and machinery and equipment therein, including, without limitation, heating, ventilating and air conditioning maintenance and service, alarm service, trash removal, window cleaning and maintenance, and elevator maintenance;

(e) Accounting costs pertaining to management and operation of the Land and the Building;

(f) Cost of all insurance, including, without limitation, fire, extended coverage, liability and rental insurance, applicable to the Land, the Building, machinery and equipment therein, and Landlord’s personal property used in connection with operation and maintenance thereof;

(g) Cost of repair, replacement and general maintenance of the Land, the Building, and machinery and equipment therein (except repairs, replacements and general maintenance paid by proceeds of insurance, or by Tenant or other third parties, and alterations attributable solely to other tenants);

(h) Snow removal, landscaping and all other common area maintenance costs related to public areas, including sidewalks and landscaping on the Land; and

(i) Amortization of capital improvements made to the Land, the Building, and machinery and equipment therein, subsequent to the Commencement Date that may be required to comply with laws, ordinances, orders, rules or regulations (state, federal, municipal, or promulgated by other agencies or bodies having jurisdiction over the Land and the Building), or insurance requirements, relating to use, condition or occupancy of the Land, the Building or the Leased Premises, specifically including, but not limited to, the Americans with Disabilities Act of 1990, or that will improve operating efficiency of the Land and the Building resulting in reduction of Operating Cost.

In determining Operating Cost for any calendar year, if, at any time during such calendar year, less than 100% of the total rentable square footage of the office portion of the Building was occupied by tenants, Operating Cost shall be equitably adjusted upward to reflect the amount that Operating Cost would have been, in Landlord’s reasonable estimate, had occupancy of the office portion of the Building been 100% throughout such calendar year.

SECTION 5.04. ESTIMATED EXCESS OPERATING COST. When Operating Cost is estimated to exceed Basic Operating Cost, Estimated Operating Cost for any calendar year shall be Landlord’s estimate of Operating Cost for such calendar year made prior to commencement of such calendar year. Tenant shall pay Landlord its Proportionate Share of Excess Operating Cost for each calendar year on the basis of Estimated Operating Cost for such calendar year in twelve (l2) equal monthly installments payable on the first (1st) day of each calendar month as part of Rental. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant a statement showing actual Operating Cost for such calendar year, and setting forth a computation of Tenant’s Proportionate Share of Excess Operating Cost for such calendar year. However, Landlord’s failure to provide such Operating Cost statement by the date provided herein shall in no way excuse Tenant from its obligation to pay its prorata share of Operating Costs or constitute a waiver of Landlord’s right to bill and collect such prorata share Operating Costs from Tenant in accordance with this Section 5.04. If Estimated Operating Cost for such calendar year (or, if none, Basic Operating Cost) was less than actual Operating Cost for such calendar year, Tenant shall make payment to Landlord of Tenant’s Proportionate Share of such difference within fifteen (l5) days after receipt of such statement. If Estimated Operating Cost for such calendar year was more than actual Operating Cost for such calendar year, Landlord shall reimburse Tenant for Tenant’s Proportionate Share of such excess within fifteen (15) days after delivery of such statement. Basic Operating Cost, Operating Cost, Estimated Operating Cost and Excess Operating Cost for any partial calendar year at the end of the Term shall be adjusted proportionately.

SECTION 5.05. IMPOSITIONS. Tenant shall pay Landlord each calendar year Tenant’s Proportionate Share of all taxes, service payments in lieu of taxes, assessments, excises, levies, fees and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind, that are assessed, levied, charged, confirmed or imposed by any public authority upon the Project, the machinery and equipment therein, Landlord’s personal property used in connection with operation and maintenance thereof, Landlord’s operations or Landlord’s rental receipts, and payable during the Term (collectively, “Impositions”), except any income taxes upon Landlord’s rental receipts. In determining Impositions for any calendar year, any tenant-specific property tax exemptions shall be disregarded. Tenant shall be responsible for ad valorem taxes on its own personal property in, on or about the Building, and on the value of any leasehold improvements to the Leased Premises made by it. Tenant shall pay Tenant’s Proportionate Share of Impositions in advance monthly during each calendar year. The amount payable during each calendar year prior to the time the actual amount of Impositions payable during such calendar year is determined shall be based upon Landlord’s estimate of the amount of such Impositions, to be adjusted in the month next following the date the exact amount of such Impositions is determined. Impositions payable during any partial calendar year at the beginning or end of the Term shall be adjusted proportionately.

SECTION 5.06. SURVIVAL. The parties’ obligations under this Article shall survive expiration or termination hereof.

ARTICLE VI
BUILDING OPERATION AND SERVICES

SECTION 6.01. SERVICES. Subject to the provisions of this Section 6.01, Section 9.05 and Section 15.09, Landlord shall furnish the Leased Premises the following services:

(a) Water at those points of supply provided for general use of tenants and such other points to which Tenant may have extended the water service lines;

(b) Janitorial service on each business day, comprising standard evening cleaning only, commensurate with that furnished in comparable office buildings in downtown Indianapolis, Indiana;

(c) Central heat and air conditioning from 8:00 A.M. to 7:00 P.M. Monday through Friday, and from 8:00 A.M. to l:00 P.M. Saturday, except generally recognized holidays;

(d) Electrical power sufficient for operation of Building standard lighting, customary general office copying, data processing, telecopying and word processing equipment and machinery, and other equipment and machinery of similar low electrical consumption, but excluding special lighting in excess of Building standard, or any item of equipment or machinery that (singly) consumes more than 0.5 kilowatts per hour at rated capacity or requires a voltage other than one hundred twenty (120) volts single phase; provided that, if any of Tenant’s equipment or machinery, or any special electrical equipment or machinery installed by Landlord to service Tenant’s equipment or machinery, requires additional electrical service, air conditioning or ventilating capacity above that provided by the Building’s standard systems, then the additional electrical, air conditioning and/or ventilating equipment or machinery shall be provided by Tenant, and the installation and operating cost of such additional equipment or machinery shall be Tenant’s obligation;

(e) Lamps, bulbs, starters and ballasts for Building standard lighting fixtures used on the Leased Premises; and

(f) Building security service; provided that Landlord shall not be liable to Tenant, or its agents, contractors, employees, invitees or visitors, for loss due to theft or burglary, or damage done by persons in the Building or on the Land.

Landlord may employ an independent power consumption survey expert to render an opinion as to the quantity of electricity consumed by Tenant. If such survey indicates Tenant’s consumption is in excess of one (1) kilowatt-hour per month per usable square foot in the Leased Premises, Tenant shall pay the cost of such survey together with the cost to Landlord of such excess electrical consumption. Heating and air conditioning service shall be available to Tenant at an additional charge at times other than the hours during which such service is to be provided pursuant to Section 6.0l(c). Tenant shall give Landlord eight (8) hours’ advance notice of need for additional service. Landlord shall provide upon request a list of such charges from time to time. Should any equipment or machinery utilized in supplying the services listed herein cease to function properly, Landlord shall use reasonable efforts to repair same promptly, but Tenant shall have no right to terminate this Lease, and no claim for rebate of Rental or damages, on account of any interruption in service occasioned thereby or resulting therefrom. Notwithstanding any other provision hereof, if any law, ordinance or other governmental regulation now or hereafter in effect imposes a limit or allocation to the Building on any utility or other service, whether or not the same is to be supplied to the Building or the Leased Premises by Landlord pursuant to this Section 6.0l, then Tenant shall not use or cause to be consumed on the Leased Premises, nor shall Landlord be required to provide to the Leased Premises, such utility or other service in an amount or manner that would result in violation by either party of such law, ordinance or regulation.

SECTION 6.02. LANDLORD’S REPAIRS. Landlord shall keep the Common Area (as hereinafter defined), foundations, exterior Building walls (including door frames, window frames, doors and windows), exteriors of Building interior demising walls (including door frames and window frames, but excluding doors, windows and other glass), roof, drains, gutters, all structural parts of the Building, and all air conditioning, electrical, heating, mechanical and plumbing systems in the Building, in good repair and, if necessary or required by proper governmental authority, but subject to the provisions of Section 5.03(i), make modifications or replacements thereof, except that, subject to the provisions of Section 9.03, Landlord shall not be required to pay for any such repairs or replacements that become necessary by reason of Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, act or omission, unless covered by insurance against such hazards however caused.

SECTION 6.03. TENANT’S REPAIRS. All repairs, replacements or maintenance to the Leased Premises that are not Landlord’s express obligation shall be made by Tenant, and the same shall at all times be kept by Tenant in good order, condition and repair, and in clean, sanitary and safe condition in accordance with all applicable laws, ordinances and regulations of any governmental authority having jurisdiction thereover. In addition, subject to the provisions of Section 9.03, Tenant shall repair or replace any damage or injury done to the Building, or any part thereof, outside the Leased Premises caused by Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, act or omission, unless covered by insurance against such hazards however caused. All repairs or replacements shall be undertaken by Tenant or contractors approved in advance by Landlord. If Tenant fails to make such repairs or replacements promptly after notice, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the costs thereof, together with fifteen percent (15%) additional overhead charge, to Landlord upon demand. Tenant shall also be responsible for all carpet and drapery cleaning, and other janitorial services, not included within the standard cleaning set forth in Section 6.01(b), but Tenant shall obtain Landlord’s prior approval of contractors engaged to perform such services.

SECTION 6.04. ADDITIONS, ALTERATIONS AND IMPROVEMENTS. Tenant shall not make nor allow to be made any alterations or physical additions in or to the Leased Premises, without first obtaining Landlord’s prior consent. All additions, alterations and improvements shall be made under contracts providing for partial lien waivers from all persons otherwise entitled to a lien in exchange for each progress payment. All contractors, mechanics or laborers used by Tenant in performance of any such work shall be subject to Landlord’s prior approval. All such additions, alterations or improvements when made to the Leased Premises by Tenant shall at once become Landlord’s property, and shall be surrendered to Landlord upon expiration or termination hereof by lapse of time or otherwise unless Landlord, by notice to Tenant no later than twenty (20) days after the date fixed as the expiration or termination hereof, elects to have them removed immediately at Tenant’s expense. Tenant shall repair any damage to the Building caused by installation or removal of any such additions, alterations or improvements, or any movable equipment or furniture of Tenant.

SECTION 6.05. LIENS. Tenant shall keep the Leased Premises free from any liens, including, but not limited to, mechanics’ liens, arising out of goods or services furnished to Tenant, or any person claiming by, through or under Tenant. If any such lien attaches to the Leased Premises, Landlord may, after thirty (30) days’ notice to Tenant, pay the amount of such lien to cause its release and such payment shall be deemed an advance under Section 11.03.

SECTION 6.06. USE OF COMMON AREA. The “Common Area” shall comprise all public spaces within the Building, including lobbies, hallways, stairways, elevators and escalators. Landlord hereby grants to Tenant, and its agents, contractors, employees, invitees and visitors, the nonexclusive right to use the Common Area as from time to time constituted, in common with Landlord and all other tenants, and its and their respective agents, contractors, employees, invitees and visitors. No portion of the Common Area shall be used by Tenant for any purpose whatsoever other than, or that would interfere with, pedestrian traffic.

ARTICLE VII
SECURITY

SECTION 7.01. SECURITY DEPOSIT. Intentionally omitted

ARTICLE VIII
ASSIGNMENT AND SUBLETTING

Tenant shall not assign or encumber this Lease or any interest herein, or sublet the Leased Premises or any part thereof, or permit use of the Leased Premises or any part thereof by any person other than Tenant, without Landlord’s prior. If this Lease is assigned, or the Leased Premises or any part thereof are sublet or occupied by any person other than Tenant, Landlord may collect rent from such assignee, subtenant or occupant, and apply the net amount collected to Rental, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the requirement for consent, or acceptance of such assignee, subtenant or occupant as tenant, or a release of Tenant from further performance by Tenant of the terms, covenants, conditions and provisions hereof. Notwithstanding any assignment, sublease or occupancy by others, Tenant shall remain fully liable hereunder, and shall not be released from performing any term, covenant, condition or provision hereof. If this Lease is assigned, or the Leased Premises are sublet or occupied by someone other than Tenant, and such assignee, subtenant or occupant is required by Tenant to pay an amount in excess of the amount required to be paid hereunder by Tenant to Landlord, then such excess amount shall be Landlord’s property and Rental shall be deemed to be raised to an amount that equals the amount agreed to be paid by such assignee, subtenant or occupant.

ARTICLE IX
NONLIABILITY, INDEMNIFICATION AND INSURANCE

SECTION 9.01. EXCULPATION OF LANDLORD; WAIVER OF CLAIMS BY TENANT. Landlord, and its agents, contractors, employees, invitees and visitors, shall have no liability to Tenant, or its agents, contractors, employees, invitees or visitors, for any damage to Tenant’s, or its agents’, contractors’, employees’, invitees’ or visitors’, person or property, including any consequential damages arising therefrom, irrespective of the cause of such damage, and whether or not caused or alleged to be caused, in part or whole, by joint or several negligence, breach of contract, breach of warranty or other breach of duty on Landlord’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, part. No such occurrence shall be deemed to be an actual or constructive eviction from the Leased Premises, or result in abatement of Rental except as provided in Article IX. Tenant shall carry such insurance as it deems adequate to fully protect it against loss or damage to its property by any casualty coverable by fire and extended coverage insurance, and all such insurance shall contain or be endorsed with a clause permitting waiver of rights of recovery prior to loss and waiving all rights of subrogation so long as such a clause is available. Tenant hereby waives all claims for recovery from and releases Landlord, and its agents, contractors, employees, invitees and visitors, and hereby waives all claims of recovery from and releases all other tenants, and their respective agents, contractors, employees, invitees and visitors, for any loss or damage to Tenant’s property, to the extent such loss or damage is or could have been insured by valid and collectible fire and extended coverage insurance policies in standard form containing a waiver of subrogation provision or endorsement, it being the parties’ intent to assign the entire risk of loss arising out of damage to Tenant’s property to Tenant or its insurance carrier. Landlord shall use reasonable efforts to require other tenants to make similar waivers in their respective leases.

SECTION 9.02. PUBLIC LIABILITY INSURANCE FOR LEASED PREMISES. Tenant shall procure and maintain during the Term a policy or policies of insurance written by a responsible insurance company or companies (which may be written to include the Leased Premises in conjunction with other premises owned or operated by Tenant) insuring Landlord, Tenant and any mortgagee(s) of Landlord against all losses, claims, demands or actions for injury to or death of one or more persons in any one occurrence to the limit of not less than Two Million Dollars ($2,000,000), and for damage to property to the limit of not less than One Million Dollars ($1,000,000.00), arising from Tenant’s conduct and operation of its business in the Leased Premises, and providing that such policy or policies can be amended or canceled only upon at least thirty (30) days’ prior notice to Landlord, with contractual liability endorsements, and shall furnish Landlord certificates evidencing the existence thereof.

SECTION 9.03. WAIVER OF CLAIMS BY LANDLORD. Landlord shall procure and keep in effect during the Term fire and extended coverage insurance on the Building in such amounts as Landlord deems necessary effectively to protect itself against loss to its property arising out of casualty covered by such insurance. All fire and extended coverage insurance carried by Landlord with respect to the Building or its property located therein shall contain or be endorsed with a clause permitting waiver of rights of recovery prior to loss and waiving all rights of subrogation so long as such a clause is available. Landlord hereby waives all claims for recovery from and releases Tenant, and its agents, contractors, employees, invitees and visitors, for any loss or damage to the Building or Landlord’s property located therein, to the extent such loss or damage is or could have been insured by valid and collectible fire and extended coverage insurance policies in standard form containing a waiver of subrogation provision or endorsement, it being the parties’ intent to assign the risk of loss arising out of damage to the Building or Landlord’s property located therein to Landlord or its insurance carrier to the maximum extent possible. However, Tenant shall remain liable to Landlord for the cost of repairing any damage to the Leased Premises, the Building or Landlord’s property located therein caused or contributed to by Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, act or omission, to the extent such damage is not insured or insurable by Landlord under standard fire and extended coverage insurance policies, or Tenant’s, or its agent’s, contractor’s, employee’s, invitee’s or visitor’s, liability for such damage is not waived or waivable under such a waiver of subrogation provision or endorsement. Any expense to Landlord in obtaining such a waiver of subrogation provision or endorsement, together with the underlying premiums for such insurance, shall be deemed to be included in Operating Cost.

SECTION 9.04. PUBLIC LIABILITY INSURANCE FOR BUILDING. Landlord shall procure and maintain during the Term a policy or policies of insurance written by a responsible insurance company or companies (which may be written to include the Building in conjunction with other property owned or operated by Landlord or its affiliates) insuring Landlord against all losses, claims, demands or actions for injury to or death of one or more persons in any one occurrence to the limit of not less than One Million Dollars ($1,000,000.00), and for damage to property to the limit of not less than Five Hundred Thousand Dollars ($500,000.00), which insurance shall cover accidents or occurrences in the Building.

SECTION 9.05. LANDLORD’S NONLIABILITY. Landlord shall not be liable to Tenant, or its agents, contractors, employees, invitees or visitors, for any injury or damage to person or property sustained by reason of the condition of the Leased Premises, the Land or the Building, or any part thereof, or arising from bursting or leaking of any water, gas, sewer or steam pipe, or due to any act or omission of any other tenant or other person in or on the Land or the Building, or due to any casualty or accident in, on or about the Land or the Building.

SECTION 9.06. INDEMNITY. Tenant shall indemnify Landlord and hold Landlord harmless from and against all loss, cost, liability or expense arising out of or related to claims of injury to or death of persons, or damage to property, occurring or resulting directly or indirectly from use or occupancy of the Leased Premises, or any activities of Tenant, or its agents, contractors, employees, invitees or visitors, in, on or about the Leased Premises, the Land or the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not apply to any claims arising by reason of Landlord’s, or its agent’s or employee’s, gross negligence or willful misconduct.

ARTICLE X
DESTRUCTION AND DAMAGE

SECTION 10.01. DAMAGE BY CASUALTY. In the event of fire or other casualty in the Leased Premises, Tenant shall give prompt notice thereof to Landlord. If the Leased Premises, through no fault of Tenant, or its agents, contractors, employees, invitees or visitors, are damaged or destroyed by fire or other casualty so as to render the Leased Premises partially or wholly untenantable, Rental shall be abated in part or whole on the basis of usable square footage occupiable thereafter until such time as the Leased Premises are made fully fit for use by Tenant.

SECTION 10.02. RESTORATION. If the Leased Premises are damaged or destroyed by fire or other casualty, Landlord shall, to the extent of available insurance proceeds not applied by Landlord’s lender(s) to any indebtedness secured by a mortgage on the Building, repair the damaged portions of the Leased Premises to tenantable condition for use by Tenant as soon as reasonably possible Landlord shall have no duty to repair, restore or replace Tenant’s fixtures or improvements, including, without limitation, wall and floor coverings, special lighting fixtures, built-in cabinets and bookshelves, and any other improvements originally installed by or for Tenant. If the Leased Premises or the Building are damaged or destroyed to the extent Landlord decides not to rebuild the Building in the same manner as originally constructed, this Lease shall terminate as of the date of such damage or destruction, with all Rental paid or refunded so as to adjust to such date. If damage to or destruction of the Building as the result of any casualty is such that the Leased Premises cannot be used by Tenant for Tenant’s Customary Business for a period of one (1) year or more, either party may cancel and terminate this Lease with all Rental paid or refunded so as to adjust to the date of such damage or destruction; provided, however, that Tenant shall not have the right to cancel and terminate this Lease if any act or omission of Tenant, or its agents, contractors, employees, invitees or visitors, contributed to the cause of such casualty.

ARTICLE XI
DEFAULTS AND REMEDIES

SECTION 11.01. EVENTS OF DEFAULT. The happening of any of the following shall be deemed an “Event of Default”:

(a) Tenant’s making an assignment for the benefit of creditors;

(b) Levying of a writ of execution or attachment on or against the Leased Premises or Tenant’s interest therein as Tenant’s property, which writ is not released or discharged within thirty (30) days thereafter;

(c) Institution of proceedings in a court of competent jurisdiction for Tenant’s reorganization, liquidation or involuntary dissolution, or Tenant’s adjudication as a bankrupt or insolvent, or appointment of a receiver of Tenant’s property, which proceedings are not dismissed, and any receiver, trustee or liquidator appointed therein discharged, within thirty (30) days after institution of such proceedings;

(d) Voluntary filing of any proceeding for Tenant’s liquidation, dissolution or adjudication as a bankrupt;

(e) Tenant’s failure to perform any covenant under Section 6.05 or Section 11.03;

(f) Tenant’s making any assignment hereof, or subletting of the Leased Premises or any portion thereof, without Landlord’s prior consent;

(g) Tenant’s failure to pay any installment of Rental within ten (10) days after receiving written notice of the nonpayment; provided, however, Landlord shall not be required to give such written notice more than two (2) times during any twelve month period; or

(h) Tenant’s failure to perform any other term, covenant, condition or provision hereof within ten (l0) days after notice or demand therefor is served upon Tenant by Landlord, unless Tenant commences action reasonably designed to eliminate such failure of performance within such ten (l0) day period, and thereafter diligently, expeditiously and continuously pursues such action to a successful conclusion; provided that in all events such curative action is successfully concluded within sixty (60) days after the initial notice or demand from Landlord, or if such curative action cannot reasonably be accomplished within such time, a reasonable time under the circumstances provided Tenant continues diligently to pursue such cure.

SECTION 11.02. REMEDIES. Upon occurrence of an Event of Default, Landlord may:

(a) Terminate Tenant’s rights hereunder without terminating Tenant’s obligations hereunder;

(b) Re-enter the Leased Premises with or without process of law, using such means as may be necessary to remove all persons and property therefrom;

(c) Exercise any other right or remedy available to Landlord at law or in equity in addition or as an alternative to Landlord’s other rights and remedies specified herein.

If Landlord relets the Leased Premises or some portion thereof during the balance of the Term, the proceeds of such reletting, after deduction of all costs in connection with repossession and reletting of the Leased Premises (including, without limitation, all attorneys’ fees, leasing commissions, remodeling costs and similar expenses), shall be applied to satisfaction of Tenant’s obligations hereunder. Landlord shall have the right at any time to file suit to recover any sums that have fallen due hereunder from time to time on one or more occasions without being obligated to wait until expiration of the Term, including, but not limited to, past due Rental, interest, delinquency service charges, advances and attorneys’ fees. Landlord shall also be entitled immediately to recover as damages from Tenant a sum of money equal to the total of the cost of recovering possession of the Leased Premises, the unpaid Rental owed at the time of such termination or repossession, the balance of Rental for the remainder of the Term less the fair market rental value of the Leased Premises for such period, and any other sum of money or damages owed by Tenant to Landlord.

SECTION 11.03. ADVANCES. If Tenant breaches any obligation hereunder, Landlord shall also have the right to cure such breach for Tenant’s account and at Tenant’s expense. Any money spent, or costs or expenses incurred, in curing such a breach for Tenant’s account, together with fifteen percent (l5%) additional overhead charge, shall be reimbursed to Landlord within ten (l0) days of rendition of a bill or statement to Tenant for such costs, and Landlord shall have the same remedies for nonpayment thereof as for nonpayment of Rental. Any advance not paid when due shall bear interest from the date due until the date paid at four percent (4%) per annum over the prime rate announced by a major Indianapolis financial institution, from time to time.

SECTION 11.04. FEES AND COSTS. In the event Tenant defaults in performance of any term, covenant, condition or provision hereof, or any part thereof, or of collection of any Rental due or to become due hereunder, or of recovery of possession of the Leased Premises, Tenant shall pay Landlord all attorneys’ fees, other professional fees and costs incurred by Landlord in connection therewith. Any judgment rendered in favor of Landlord against Tenant in any legal action, whether commenced by Landlord or Tenant, shall include additionally a judgment for attorneys’ fees that Tenant shall pay. If Landlord is made a party to any action brought by any third party arising out of Tenant’s use or occupancy of the Leased Premises, Tenant shall indemnify and hold Landlord harmless from any costs or fees in defending such action, and from any judgment rendered against Landlord therein.

ARTICLE XII
EMINENT DOMAIN

SECTION 12.01. EFFECTS OF TAKING. If any part of the Leased Premises, the Land or the Building is taken under exercise of power of eminent domain, Landlord may terminate this Lease or continue the same in effect. If Landlord elects to continue this Lease in effect, Rental shall be reduced in proportion to the usable square footage of the Leased Premises so taken and Landlord shall be responsible for performance of all work necessary to make the Leased Premises usable by Tenant in addition to all work necessary in other portions of the Building as a result of such taking. In the case of taking of a material portion of the Leased Premises, Tenant shall also have the right to terminate this Lease. In the event of termination hereof by either party, notice of such termination shall be given to the other party within thirty (30) days after possession of the portion of the Leased Premises is taken by the condemning authority. Such termination shall be effective as of the date when such possession is taken as it relates to any portion of the Leased Premises taken and as of the date when exclusive possession of the Leased Premises is surrendered to Landlord as it relates to the balance of the Leased Premises. If any part of the Leased Premises is taken temporarily under exercise of power of eminent domain, Rental shall be abated on the basis of usable square footage temporarily taken until such taking ceases, but Tenant shall not have the right to terminate this Lease.

SECTION 12.02. AWARDS. All sums awarded or agreed upon between Landlord and the condemning authority for taking of either party’s interest, whether as damages or as compensation, shall be Landlord’s property, free of any claim of Tenant. Notwithstanding the foregoing, Landlord shall not be entitled to any award or compensation paid to Tenant for its moving expenses or for its personal property that may be taken in any such proceeding.

SECTION 12.03. DEFINITION. The term “taking” as used herein shall include any conveyance or transfer in lieu of condemnation, as well as any legal action in condemnation taken under power of eminent domain.

ARTICLE XIII
SUBORDINATION TO MORTGAGES

SECTION 13.01. AUTOMATIC SUBORDINATION. This Lease and Tenant’s rights hereunder shall be subject and subordinate to the lien of any mortgage now or hereafter in force with respect to the Building and/or the Land, all extensions, modifications, consolidations, renewals, amendments or substitutions thereof, and all advances heretofore or hereafter made upon security thereof. The provisions of this Section 13.01 shall be self-operative and no further instrument of subordination shall be required. If requested by the holder of any such mortgage, Tenant shall promptly execute and deliver to such holder an instrument in form and substance satisfactory to such holder specifically subordinating this Lease to the lien of such mortgage as set forth above.

SECTION 13.02. WAIVER OF SUBORDINATION. Notwithstanding the terms of Section 13.01, the holder of any such mortgage shall have the right at any time to declare this Lease to be superior in priority to the lien of such mortgage notwithstanding the respective dates of execution or recordation of such documents.

SECTION 13.03. ATTORNMENT. If, by reason of any default on Landlord’s or any successor thereto’s part as mortgagor under any such mortgage to which this Lease is subordinate, such mortgage is foreclosed by legal proceedings, or extinguished by conveyance in lieu of foreclosure or otherwise, then, at the sole option and upon demand of such person, Tenant shall attorn to and recognize such holder, and its successors and assigns, including any purchaser in foreclosure or grantee of a deed in lieu thereof, as landlord hereunder and, if necessary, reinstate this Lease after foreclosure. Tenant shall execute and deliver at any time, upon request of Landlord or any holder of a mortgage to which this Lease is subordinate, an instrument evidencing such attornment and containing Tenant’s agreement that no action taken to enforce any such mortgage by reason of any default thereunder shall terminate this Lease, or invalidate or constitute a breach of any term hereof, provided that Tenant’s possession of the Leased Premises is not disturbed if there is no existing Event of Default. Nothing contained in this Section 13.03 shall be construed to impair or waive any right, privilege or option of any mortgage holder, or its successors and assigns.

SECTION 13.04. AFTER ATTORNMENT. (a) If Landlord’s interest becomes vested in the holder of any mortgage, or anyone claiming by, through or under such holder, then such holder or its successor shall not be:

(i) liable for any act or omission of any prior landlord (including Landlord);

(ii) subject to any setoff or defense Tenant may have against any prior landlord (including Landlord); or

(iii) bound by any Rental Tenant may have paid for more than the current month to any prior landlord (including Landlord).

(b) No alteration or modification of any provision hereof, or cancellation or surrender hereof, shall be valid or binding as against any holder of any mortgage, unless the same has been approved in writing by such holder.

SECTION 13.05. NO TERMINATION. Notwithstanding anything contained herein to the contrary, and specifically Section 18.17, in the event of any default by Landlord in performing its covenants or obligations that would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until (i) Tenant gives notice of such default (which notice shall specify the exact nature of such default and how the same may be cured) to Mortgagee (as hereinafter defined) and any other holder of a mortgage that has notified Tenant of its interest and the address to which notices are to be sent, and (ii) Mortgagee or such other holder fails to cure or cause to be cured such default within thirty (30) days or, if such default cannot reasonably be cured within such time, a reasonable time under the circumstances from the giving of such notice by Tenant, provided Mortgagee or such other holder continues diligently to pursue such cure.

ARTICLE XIV
TENANT’S CERTIFICATES

From time to time, upon request by any such person, Tenant shall execute and deliver to Landlord, any mortgagee or prospective mortgagee of Landlord’s interest in the Land and/or the Building, or any purchaser or prospective purchaser of Landlord’s interest in the Land and/or the Building, a statement in form and content supplied by, and reasonably acceptable to, such person certifying (i) that this Lease is unmodified, and in full force and effect (or, if there have been any modifications, identifying the modifications, and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which Rental and any other charges have been paid; (iii) the Commencement Date and the Expiration Date; (iv) that Landlord is not in default in performance of any of its obligations under the terms hereof or, if any such default is claimed, the exact nature thereof in detail; and (v) such other matters as such person may reasonably request. Any such certificate shall be executed and delivered by Tenant within ten (l0) days after request therefore is made.

ARTICLE XV
RESERVED RIGHTS

SECTION 15.0l. RIGHT OF INSPECTION. With reasonable notice, Landlord reserves the right at any reasonable time, and from time to time, to enter the Leased Premises by its agents, contractors and employees for the purpose of examining the condition thereof.

SECTION 15.02. REPAIRS. Landlord reserves the right to enter the Leased Premises as may be necessary from time to time for the purpose of making repairs or alterations thereto or to the Building required for safety, protection and preservation of the Leased Premises and the Building. Reservation of such right of entry shall not enlarge in any way Landlord’s obligations for maintenance and repair of the Building or the Leased Premises as otherwise provided in Article VI.

SECTION 15.03. RIGHTS WITH RESPECT TO BUILDING. Landlord reserves the right to perform any work in, on or about the Land or the Building, or any adjacent or nearby land, street or other facility not included within the Leased Premises. Landlord reserves the right to erect scaffolding, ladders and other materials in, on or about the Land or the Building. Landlord reserves the right to change the number, size, height, location or arrangement of the Common Area, from time to time, as Landlord may deem proper. Landlord reserves the right to close the Building during times of emergency, and require that all persons entering or leaving the Building during such hours as Landlord may from time to time specify identify themselves to persons designated by Landlord by registration or otherwise, and establish their right to enter or leave the Building. Landlord reserves the right to exclude or expel any peddler, solicitor or unruly person, or any person causing any disturbance, at any time from the Leased Premises, the Land or the Building.

SECTION 15.04. EXHIBITION OF PREMISES. Landlord reserves the right to enter the Leased Premises during Tenant’s normal business hours and with advance notice to Tenant for the purpose of exhibiting the Leased Premises to existing and prospective mortgagees, prospective purchasers and, during the last ninety (90) days of the Term, prospective tenants.

SECTION 15.05. EXTENSION OF BUILDING SERVICES. Landlord reserves the right to use, maintain and replace pipes, conduit, wires and ductwork in and through the Leased Premises, and to erect new pipes, conduit, wires and ductwork therein, required for service to other portions of the Building, and to enter upon the Leased Premises as may be required for exercise of such rights; provided, however, such pipes, conduit, wires and ductwork shall not materially reduce the size or usefulness of the Leased Premises.

SECTION 15.06. BUILDING IDENTIFICATION. Landlord reserves the right to change the name and/or street address of the Building on reasonable notice to Tenant. Landlord reserves the right to install, remove, replace and maintain signs on the exterior of the Building.

SECTION 15.07. WINDOW COVERINGS AND LIGHTING. Landlord reserves the right to designate and/or approve, prior to installation, all types of window coverings of the Leased Premises, the Common Area and the Building, and to control all internal lighting visible outside the Leased Premises.

SECTION 15.08. PASS KEYS. Landlord reserves the right to have pass keys to the Leased Premises and all portions thereof.

SECTION 15.09. SUSPENSION OF SERVICES. Landlord reserves the right to suspend service of the heating, elevator, plumbing, electrical, air conditioning or other mechanical systems when necessary by reason of governmental regulations, civil commotion, riot, accident or emergency, or for repairs, alterations or improvements in Landlord’s judgment desirable or necessary, or for any other reason beyond Landlord’s reasonable power or control (including, without limitation, unavailability of fuel or energy, or compliance by Landlord with any applicable laws, rules or regulations relating thereto), without liability in damages therefor. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense Tenant may sustain or incur if, during the Term and for reasons beyond Landlord’s reasonable control, either the quality or character of electric current is changed, or is no longer available or suitable for Tenant’s requirements.

SECTION 15.10. EFFECT OF EXERCISE OF RESERVED RIGHTS. Exercise of any right reserved to Landlord under the terms hereof shall not constitute an actual or constructive eviction of Tenant in part or whole, or a trespass by Landlord, or its agents, contractors or employees, or entitle Tenant to any abatement, diminution or reduction of Rental by reason thereof, or relieve Tenant from any of its obligations hereunder, or impose any liability upon Landlord, or its agents, contractors or employees, by reason of annoyance or inconvenience to Tenant, injury to or interruption of Tenant’s business, or otherwise.

ARTICLE XVI
RIGHTS ON TERMINATION

SECTION 16.0l. SURRENDER OF POSSESSION. At expiration or termination hereof, by lapse of time or otherwise, Tenant shall deliver the Leased Premises to Landlord in as good condition as they were at the date of possession by Tenant, ordinary wear and tear, and damage resulting from casualty or condemnation that Tenant is not obligated to repair, excepted. Upon such expiration or termination, Landlord shall have the right to re-enter and resume possession of the Leased Premises without notice.

SECTION 16.02. HOLDING OVER. If Tenant remains in possession of the Leased Premises after expiration or termination hereof, it shall be deemed to be occupying the Leased Premises as a tenant at sufferance subject to all terms, covenants, conditions and provisions hereof, and at a daily Rental of one hundred fifty percent (l50%) of the per diem Rental for the thirty (30) day period immediately prior to such expiration or termination, computed on the basis of a thirty (30) day month. Landlord, upon notice to Tenant, shall have the right to deem Tenant’s continuing occupancy to constitute creation of a month-to-month tenancy at the monthly Rental provided in the preceding sentence for the immediately prior period, which month-to-month tenancy shall continue until either party gives the other party thirty (30) days’ notice of termination of such month-to-month tenancy.

ARTICLE XVII
NOTICES

SECTION 17.0l. NOTICES. All notices, demands, requests, consents and approvals that may or are required to be given by either party to the other party hereunder shall be in writing and shall be deemed to have been duly given when deposited with the United States Postal Service or its successor, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Landlord:	DH Realty, LLC
c/o Colliers Turley Martin Tucker, Managing Agent
1300 One American Square
Indianapolis, IN 46282
and
DH Realty, LLC
1990 Market Tower
10 West Market Street
Indianapolis, IN 46204-2960
Attn: Mark R. Willis
with a copy to:	Harry F. Todd, Esq.
Bose McKinney & Evans LLP
2700 First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, IN 46204
If to Tenant:	CTI Group (Holdings), Inc.
Suite 200
333 North Alabama Street
Indianapolis, IN 46204
with a copy to:	David G. Blachly, Esq.
Sommer Barnard PC
8888 Keystone Crossing, Suite 1400
Indianapolis, IN 46240

Either party may from time to time designate in notice given to the other party in the manner provided herein another address for notices.

SECTION 17.02. EFFECTIVE DATE OF NOTICE. Any notice given as aforesaid shall be deemed to have been given on the day following the date upon which it is deposited with the United States Postal Service or its successor, addressed as required herein.

SECTION 17.03. NOTICES TO MORTGAGEES. If Tenant is provided the name and address for notices of any Mortgagee of the Leased Premises, together with a request that copies of notices served on Landlord be served on such Mortgagee, Tenant shall send such Mortgagee a copy of any notice of default or demand for performance served upon Landlord, and shall permit such Mortgagee to cure such default or otherwise perform Landlord’s obligations within the time provided in Section 13.05 for such Mortgagee so to do.

ARTICLE XVIII
MISCELLANEOUS AGREEMENTS

SECTION 18.01. WAIVER. Landlord’s failure to seek redress for violation of, or to insist upon strict and timely performance of, any term, covenant, condition or provision hereof, or any rule of the Building set forth herein or hereafter adopted by Landlord, shall not constitute a waiver of any such violation, or prevent a subsequent act that would originally have constituted a violation from having all the force and effect of an original violation. Receipt by Landlord of Rental with knowledge of breach of any term, covenant, condition or provision hereof shall not be deemed a waiver of such breach, and no term, covenant, condition or provision hereof shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than full Rental due shall be deemed to be other than on account of the earliest stipulated payments due, nor shall any endorsement or statement on any check, or in any letter accompanying any check or other payment, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rental or to pursue any other remedy as provided herein. No act or thing done by Landlord, or its agents or employees, shall be deemed an acceptance of surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing signed by Landlord. No agent or employee of Landlord shall have any power to accept the keys to the Leased Premises prior to expiration or termination hereof, and delivery of keys to any such agent or employee shall not operate as a termination hereof or an acceptance of surrender of the Leased Premises.

SECTION 18.02. REPRESENTATIONS. Neither Landlord, nor its agents or employees, have made any representation or promise with respect to the Leased Premises, the Building, the land upon which the Building is erected (the “Land”), Rental, Operating Cost, Impositions, or any other matter or thing affecting or related to execution hereof, except as expressly set forth herein, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. All understandings and agreements heretofore made between the parties with respect to the subject matter hereof are merged in this Lease, which alone fully and completely expresses the agreement between the parties with respect to the subject matter hereof. Any agreement hereafter made shall be ineffective to change, modify or amend this Lease in part or in whole unless such agreement is in writing and signed by the party against which enforcement of such change, modification or amendment is sought. Tenant acknowledges that it has independently investigated the potential for the success of its operations upon the Leased Premises and has not relied upon any inducements or representations on the part of Landlord or Landlord’s representatives other than those contained in this Lease.

SECTION 18.03. QUIET ENJOYMENT. Upon Tenant’s paying Rental and all other charges due hereunder, and observing and performing all terms, covenants, conditions and provisions on its part to be observed and performed, Tenant may peaceably and quietly enjoy the Leased Premises, subject, however, to the terms, covenants, conditions and provisions hereof and of any mortgage(s) encumbering the Building.

SECTION 18.04. STATUS OF LANDLORD. The term “Landlord” as used herein, so far as covenants or obligations on Landlord’s part are concerned, shall be limited to mean and include only the owner(s) at the time in question of Landlord’s interest in the Land and the Building . Tenant shall look solely to the Land and the Building for collection of any judgment (or enforcement of any other judicial process) requiring payment of money by Landlord with respect to any term, covenant, condition or provision hereof to be observed or performed by Landlord, and no other property or assets of Landlord or any partner thereof shall be subject to levy, execution or other enforcement procedures for satisfaction of any obligation due Tenant.

SECTION 18.05. AIR AND LIGHT. This Lease does not grant or guarantee Tenant continuance of or any right of a view, or any easement for light and air over any property adjoining the Leased Premises, the Land or the Building.

SECTION 18.06. CONSENTS AND APPROVALS. Whenever Landlord’s consent or approval is required hereunder, such consent or approval shall only be valid when given expressly in writing and identified in such writing as being intended as a consent or approval required by the terms hereof. Consent or approval shall never be implied by any act performed or statement made by Landlord, or its agents or employees.

SECTION 18.07. PARTIAL INVALIDITY. If any term, covenant, condition or provision hereof, or application thereof to any person or circumstance, is invalid or unenforceable to any extent, the remainder hereof, or application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition or provision hereof shall be valid and enforceable to the fullest extent permitted by law.

SECTION 18.08. GOVERNING LAW. This Lease has been negotiated in the State of Indiana with respect to premises located in such State, and shall be governed by the laws of such State.

SECTION 18.09. REASONABLENESS OF CONSENTS. Whenever Landlord’s consent or approval is required hereunder, such consent or approval shall not be unreasonably conditioned, delayed or withheld except as to a change of use, which consent or approval may be withheld in Landlord’s sole and absolute discretion. If Landlord does not consent to a request made by Tenant when Landlord is required to be reasonable, Tenant’s sole right and course of action to contest Landlord’s failure to give such consent shall be to institute an action in Superior or Circuit Court in Marion County, Indiana, for a declaratory judgment to determine whether such consent was unreasonably withheld. If it is ultimately determined by a court of competent jurisdiction that such consent was unreasonably withheld, then Tenant’s sole remedy shall be that Landlord’s consent shall be deemed to have been given and Landlord shall pay Tenant’s reasonable attorneys’ fees and costs associated with the declaratory judgment action.

SECTION 18.10. INTERPRETATION. The captions or headings to the various articles and sections hereof are inserted only as a matter of convenience and for reference, and in no way define, limit, construe or describe the scope hereof or the intent of any provision hereof. When applicable, use of the singular form of any word shall also mean and apply to the plural, and the neuter form shall mean and apply to the masculine or feminine.

SECTION 18.11. SUCCESSORS AND ASSIGNS. Except as herein limited, this Lease shall be binding upon and inure to the benefit of the parties, and their respective legal representatives, successors and assigns.

SECTION 18.12. USE OF BROKERS. Each party represents and warrants to the other party that it has dealt with no broker, finder or other person other than Meridian Real Estate with respect to Tenant and Colliers Turley Martin Tucker with respect to Landlord (collectively, “Broker”) with respect hereto or the transaction contemplated hereby. Each party further represents and warrants to the other party that, insofar as it knows, no broker or other person other than Broker is entitled to any commission or fee in any such connection. Each party shall indemnify and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone other than Broker because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

SECTION 18.13. PARKING. Landlord shall provide to Tenant, at Landlord’s expense, twenty seven (27) parking spaces in the lower level of the garage beneath the Building for the Term of the Lease and up to thirty three (33) spaces in the 401 North New Jersey surface lot for the Term of the Lease.

SECTION 18.14. AMERICANS WITH DISABILITIES ACT. With respect to the public accommodation provisions of the Americans With Disabilities Act (Title III), Landlord shall be responsible for making readily achievable changes and providing auxiliary aids and services in common areas of the Building and for modifying policies, practices, or procedures applicable to all tenants. Tenant shall be responsible for readily achievable changes, provision of auxiliary aids, and modification of policies within the Leased Premises. Landlord shall have no responsibility for any policies that Tenant applies in operating its business. Tenant shall be solely responsible for any costs associated with making reasonable accommodations to any of its employees under Title I of the Americans With Disabilities Act within the Leased Premises.

SECTION 18.15. HAZARDOUS MATERIALS. Tenant will not in any manner use, maintain or allow the use or maintenance of the Leased Premises in violation of any law, ordinance, statute, regulation, rule or order (collectively “Laws”) of any governmental authority, including but not limited to laws governing zoning, health, safety (including fire safety), occupational hazards, and pollution and environmental control. Tenant shall not use, maintain or allow the use or maintenance of the Leased Premises or any part thereof to treat, store, dispose of, transfer, release, convey or recover hazardous, toxic or infectious waste nor shall Tenant otherwise, in any manner, possess or allow the possession of any hazardous, toxic or infectious waste on or about the Leased Premises; provided, however, any toxic material lawfully permitted and generally recognized as necessary and appropriate for general office use may be stored and used on the Leased Premises so long as (i) such storage and use is in the ordinary course of Tenant’s business permitted under this Lease; (ii) such storage and use is performed in compliance with all applicable Laws and in compliance with the highest standards prevailing in the industry for the storage and use of such materials; (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require; and (iv) Landlord consents thereto. Hazardous, toxic or infectious waste shall mean any solid, liquid or gaseous waste, substance or emission or any combination thereof which may (i) cause or significantly contribute to an increase in mortality or in serious illness, or (ii) pose the risk of a substantial present or potential hazard to human health, to the environment or otherwise to animal or plant life, and shall include without limitation hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local laws. Tenants shall immediately notify Landlord of the presence or suspected presence of any hazardous, toxic or infectious waste on or about the Leased Premises and shall deliver to Landlord any notice received by Tenant relating thereto.

Landlord and its agents shall have the right, but not the duty, to inspect the Leased Premises and conduct tests thereon at any time to determine whether or the extent to which there is hazardous, toxic or infectious waste on the Leased Premises. Landlord shall have the right to immediately enter upon the Leased Premises to remedy any contamination found thereon. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss or damage to Tenant’s property or business caused thereby. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional Rental if such requirement arose in whole or in part because of Tenant’s use of the Leased Premises. Tenant shall execute affidavits, representations and the like from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of any hazardous, toxic or infectious waste on the Leased Premises or Tenant’s intent to store or use toxic materials on the Leased Premises. Tenants shall indemnify and hold harmless Landlord from any and all claims, loss, liability, costs, expenses or damage, including attorneys’ fees and costs of remediation, incurred by Landlord in connection with any breach by Tenant of its obligations under this section. The covenants and obligations of Tenant hereunder shall survive the expiration or earlier termination of this Lease.

SECTION 18.16. REMOVAL OF ELECTRICAL AND TELECOMMUNICA-TIONS WIRES.

(a) Landlord May Elect to Either Remove or Keep Wires. Within 30 days after the expiration or sooner termination of the Lease or at any time that any of the Wires (as defined below) are no longer in active use by Tenant, Landlord may elect (“Election Right”) by written notice to Tenant to:

(i)	Retain any or all wires, cables, and similar installations appurtenant thereto (“Wires”) installed by Tenant with the Leased Premises or anywhere in the Building outside the Leased Premises, including, without limitation, the plenums or risers of the Building.

(ii)	Remove any or all of the Wires and restore the Leased Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires (“Wire Restoration Work”). Landlord, at its option, may perform such Wire Restoration Work at Tenant’s sole cost and expense; or

(iii)	Require Tenant to perform all or part of the Wire Restoration Work at Tenant’s sole cost and expense.

(b) Compliance with Laws and Discontinuance of Wire Use. Tenant shall comply with all applicable laws with respect to the Wires, subject to Landlord’s right to elect to retain the Wires. In the event that Tenant discontinues the use of all or any part of the Wires or is no longer using all or any part of the Wires, Tenant shall within 30 days thereafter notify Landlord of same in writing, accompanied by a plan or other reasonable description of the current type, quantity, points of commencement and termination, and routes of the Wires to allow Landlord to determine if Landlord desires to retain same.

(c) Condition of Wires. In the event Landlord elects to retain any or all of the Wires (pursuant to subparagraph a(i) hereof), Tenant covenants that:

(i)	Tenant shall be the sole owner of the Wires, Tenant shall have the sole right to surrender the Wires, and the Wires shall be free of all liens and encumbrances; and

(ii)	All Wires shall be left in good condition, working order, properly labeled and capped or sealed at each end and in each telecommunications/ electrical closet and junction box, and in safe condition.

(d) Survival. The provisions of this Section 18.16 shall survive the expiration or sooner termination of the Lease.

SECTION 18.17. OPTION TO TERMINATE. Tenant shall have a one-time option to terminate this Lease at the expiration of the 39th month of the Term on the following terms and conditions:

(a) Tenant shall give Landlord a written notice of its intention to exercise its option to terminate at least six (6) months prior to the termination date;

(b) Tenant shall not be entitled to exercise its option to terminate this Lease if an uncured default exists under any of the provisions of this Lease at the time it attempts to exercise such option;

(c) Tenant shall pay Rent through the last date of the month in which the termination date occurs;

(d) Tenant shall pay Landlord a termination fee of $199,241.31 to compensate Landlord for any unamortized leasing commission and unamortized tenant improvement costs accrued at the rate of 8% through the last date of the month in which the termination date occurs.

SECTION 18.18. BACK UP GENERATOR. Landlord shall assist Tenant in identifying acceptable options on the Project for Tenant to install a back-up generator. Tenant shall be responsible for all costs associated with such generator, including installation, use, maintenance and any increases in Landlord’s insurance premiums resulting from such installation and use.

— Signature pages to follow.—

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

“LANDLORD”

DH REALTY, LLC,

an Indiana limited liability company

By:	/s/ Mark R. Willis

Printed:Mark R. Willis

Title:	Assistant General Manager

“TENANT”

CTI GROUP (HOLDINGS), INC.

a Delaware corporation

By:	/s/ William Miller
(signature)
	William Miller	COO

(printed signature), (title)

Exhibit “C”

Rules of the Building

1.	The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than for ingress to egress from the Leased Premises and for delivery of merchandise and equipment in a prompt and efficient manner using only elevators and passageways designated for such delivery by Landlord. There shall not be used in any space, or in the public hall of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks other than those equipped with rubber tiers and side guards.

2.	The wash basins, water closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweeping, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenant who, or whose agents, employees or visitors, shall have caused it.

3.	No tenant shall sweep or throw or permit to be swept or thrown from the Leased Premises any dirt or other substances into any of the corridors, halls, elevators or stairways of the Building, and tenants shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises or permit or suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted tobacco products in the elevators of the Building is prohibited. Cooking in the Building is prohibited. Use of any part of the Leased Premises as a residence is prohibited.

4.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, pointed or affixed by any tenant or to any part of the outside of the Leased Premises of the Building or on the inside of the Leased Premises without the prior consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to any tenant violating this rule. Interior signs on doors and directory tablet shall be inscribed, printed or affixed for each tenant by Landlord at the expense of such Tenant, and shall be of size, color and style acceptable to Landlord.

5.	No tenant shall mark paint, drill into, or in any way deface any part of the Leased Premises of the Building. No boring, cutting or stringing or wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant shall lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Leased Premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material shall be expressly prohibited.

6.	Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Leased Premises only on the freight elevator and through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules of the Building or the Lease of which these rules are a part.

7.	Landlord reserves the right to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays, Sundays, and legal holidays all persons who do not present a pass to the Building signed by Landlord. In such event, Landlord will furnish passes to persons for whom the tenant requires same in writing. Each tenant shall be responsible. for all persons for whom it requests such a pass and shall be liable to Landlord for all acts of such persons.

8.	Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building of offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

9.	Tenant shall not bring or permit to be brought or kept in or on the Leased Premises any inflammable, combustible or explosive fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the Leased Premises.

10.	Landlord shall furnish two (2) keys for each corridor door entering the Leased Premises. Additional keys required by tenant shall be obtained from Landlord at a charge by Landlord to reimburse it for the cost of making and providing any such keys. All such keys shall remain the property of Landlord. No additional locks shall be permitted on any doors of the Leased Premises without Landlord’s prior permission and tenant shall not make, or permit to be made, any duplicate keys except those furnished by Landlord. Upon termination of the Lease, tenant shall surrender to Landlord all keys to the Leased Premises and shall give to Landlord the keys to and combination of all locks for safes, safe cabinets and vault doors, if any, remaining in the Leased Premises.

11.	Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited, and each tenant shall cooperate to prevent the same.

12.	The requirements of the tenants under these rules will be attended to only upon application by telephone or in person at the office of the Building, followed by a written request. Employees of Landlord shall not perform any work or do anything outside of their regular duties at the direction of any tenant unless under special instructions from Landlord. Any request made by Tenants under a Lease shall be made in accordance with the terms of the Lease.

13.	Landlord may waive any one or more of these Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules in favor of any other tenants, nor prevent Landlord from thereafter enforcing any such Rules against any or all of the, tenants of the Building.

14.	These Rules of the Building are in addition to, and shall not be construed to in any way to modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

15.	Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.